Exhibit 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Phone: (414) 277-5000
Fax: (414) 271-3552
www.quarles.com

May 6, 2016

Plexus Corp.
One Plexus Way
Neenah, Wisconsin 54957

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Plexus Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 3,200,000 shares of the Company’s Common Stock, $.01 par value (“Common Stock”), and related Preferred Share Purchase Rights (the “Rights”), which may be issued pursuant to the Plexus Corp. 2016 Omnibus Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Rights Agreement, dated as of August 28, 2008, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, (the “Rights Agreement”); (iv) the Plan; (v) the corporate proceedings relating to the adoption of the Plan; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based on the foregoing, it is our opinion that:

1.     The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.
2.     The Shares to be issued or sold from time to time pursuant to the Plan that are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.
3.    The Rights associated with the Common Stock, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

                Very truly yours,

/s/ Quarles & Brady LLP

                QUARLES & BRADY LLP